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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMUNITY FIRST BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-0391436
(State of incorporation or organization)	(I.R.S. Employer/Identification No.)
520 Main Avenue Fargo, North Dakota	58124
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box.    ☐

        If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.    ☒

        Securities Act registration statement file number to which this form relates:

        Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

Item 1.    Description of Securities to be Registered.

        Pursuant to that certain Rights Agreement dated as of January 5, 1995 (the "Rights Agreement") by and between Community First Bankshares, Inc. (the "Company") and Norwest Bank Minnesota, N.A. (now known as Wells Fargo Bank Minnesota, N.A.), the Company declared a dividend of one Right for each outstanding share of the Company's Common Stock, par value $.01 per share (the "Common Stock"), to the Company's shareholders of record at the close of business on January 19, 1995 (the "Record Date"). Except as set forth below, each Right entitles the registered holder to purchase from the Company one one-hundredth (1/100) of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Stock"), at a price of $63 per one one-hundredth of a share (the "Purchase Price").

        The Rights Agreement was amended and restated effective as of August 13, 2002 to delete provisions concerning "continuing directors" as defined in the Rights Agreement. The Amended and Restated Rights Agreement effective as of August 13, 2002 by and between the Company and Wells Fargo Bank Minnesota, N.A. replaces the Rights Agreement and is attached to this Registration Statement as Exhibit 4.1.

Item 2.    Exhibits.

4.1
Form of Amended and Restated Rights Agreement dated as of August 13, 2002 by and between Community First Bankshares, Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNITY FIRST BANKSHARES, INC.
Dated: December 5, 2002
	By:	/s/ Mark A. Anderson Mark A. Anderson President and Chief Executive Officer

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SIGNATURE